EXHIBIT 12

                               TEXAS UTILITIES COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                    TWELVE MONTHS             YEAR ENDED DECEMBER 31,
                        ENDED        ---------------------------------------
                    MARCH 31, 1998   1997        1996       1995        1994
                    --------------   ----        ----       ----        ----
                                      THOUSANDS OF DOLLARS, EXCEPT RATIOS

EARNINGS:
  Net income before
    preferred
    dividends        $  692,466  $  688,437  $  806,964  $ (53,731) $  644,682
  Add: Total
    federal
    income taxes        393,271     376,898     375,232    (60,035)    326,638
    Fixed charges
      (see detail
      below)            879,080     854,822     851,482    732,313     752,892
                     ----------  ----------  ----------  ---------  ----------
      Total
        earnings     $1,964,817  $1,920,157  $2,033,678  $ 618,547  $1,724,212
                     ==========  ==========  ==========  =========  ==========

FIXED CHARGES:
  Interest on
    mortgage bonds   $  425,300  $  439,539  $  486,935  $ 527,131  $  567,543
  Interest on other
    long-term debt      128,375     124,227      96,404    102,138      92,524
  Amortization of
    debt discount,
    (premium) and
    expense              14,576      13,146      13,239     10,649       9,591
  Amortization of
    loss on reacquired
    debt                 24,904      24,753      23,124     20,881      19,379
  Other interest
    charges             191,586     161,272     178,191     45,384      37,838
  Preferred trust
    securities
    distributions        71,847      69,701      33,001      1,801          --
  Rentals
    representative
    of the interest
    factor               22,492      22,184      20,588     24,329      26,017
                     ----------  ----------  ----------  ---------  ----------
      Total fixed
        charges      $  879,080  $  854,822  $  851,482  $ 732,313  $  752,892
                     ==========  ==========  ==========  =========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES            2.24        2.25       2.39        0.84        2.29
                           ====        ====       ====        ====        ====